CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust regarding the Prospectus and Statement of Additional Information of WCM Small Cap Growth Fund and WCM Focused Small Cap Fund. Each Fund is a series of the Investment Managers Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 28, 2019